Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS

ADJUSTED BOOK VALUE PER SHARE OF $441

HAMILTON, Bermuda (February 4, 2011) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $441 at December 31, 2010, an increase of 3% for the fourth quarter of 2010 and 6% for the year, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had an OK year.  Investment returns were decent given the conservative positioning of our portfolio.  OneBeacon’s overall underwriting results were dragged down by the businesses it recently exited, but the specialty results were good.  White Mountains Re had a strong finish to the year and a solid year overall, quite a comeback given the Chile earthquake losses early in the year.  Esurance grew nicely at acceptable loss ratios, as both policyholder conversion and retention improved.  Our share repurchase program is working well and added $7 to adjusted book value per share during the year.  Our balance sheet and capital position are strong.  I expect continued soft insurance markets but we are well positioned to take advantage of opportunities as they arise.”

Adjusted comprehensive income was $81 million in the fourth quarter of 2010 and $141 million in the year, compared to $91 million in the fourth quarter of 2009 and $560 million last year.  Net income was $73 million in the fourth quarter of 2010 and $87 million in the year, compared to $100 million in the fourth quarter of 2009 and $470 million last year.

OneBeacon

OneBeacon’s book value per share increased 3% for the fourth quarter of 2010 and 9% for the year, including dividends. The GAAP combined ratio for the fourth quarter of 2010 was 97% compared to 93% for the fourth quarter of last year, while the GAAP combined ratio for 2010 was 101% compared to 94% for last year. OneBeacon has recently exited its personal lines business, which was sold in July 2010, and its non-specialty commercial lines business, which has been in runoff following the sale of the renewal rights to the business in December 2009.  The increase in the combined ratio for the quarter was primarily due to an increase in the expense ratio, reflecting higher acquisition costs in its specialty businesses as compared to the exited businesses and other underwriting expenses that have not decreased proportionately with the reduction in earned premium associated with the exited businesses.  The current accident year loss ratio for the quarter was unchanged, despite higher loss ratios in both specialty and run-off, reflecting the shift in mix toward the better performing specialty business.  The increase in the combined ratio for the year was primarily due to large loss activity and catastrophe losses experienced earlier in the year, particularly in the exited businesses.  OneBeacon’s combined ratio benefited from favorable loss reserve development of 5 points and 3 points for the fourth quarter and full year of 2010, compared to 6 points and 4 points for the fourth quarter and full year of 2009.

Mike Miller, CEO of OneBeacon, said, “We are pleased to finish the year with a 9% growth in book value per share. Solid investment results offset poor underwriting results. Our overall 101% combined ratio for the year was driven by adverse results in businesses we recently exited. Our specialty results were solid, at a 94% combined ratio. After returning significant capital to shareholders and reducing our financial leverage, we emerged as a well-capitalized and focused specialty company.”

Net written premiums were $233 million in the fourth quarter of 2010 and $1,236 million in the year, a decrease of 46% and 35% from the comparable periods of 2009, reflecting the sale of the non-specialty commercial lines business beginning with January 1, 2010 renewal dates and the personal lines business in July. Specialty premiums decreased by 3% for the fourth quarter of 2010 and increased by 4% for the year.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the fourth quarter of 2010 was 71% compared to 74% for the fourth quarter of last year, while the GAAP combined ratio for 2010 was 94% compared to 80% for last year.

Allan Waters, CEO of White Mountains Re, said, “Aided by a benign hurricane season and our solid loss reserves, results for 2010 finished strong after a difficult start due mainly to the Chile earthquake. Along with the industry we increased our New Zealand earthquake estimate from $3 million to $14 million but it remains a small event for us.  January 1, 2011 renewal rates declined modestly but remain adequate in our primary lines of business.  I am generally satisfied with our renewals, particularly in accident & health where we continued to grow our U.S. book.”

Catastrophe losses added 8 points to the combined ratio for the fourth quarter of 2010, principally from 5 points of additional losses from the New Zealand earthquake that occurred in September 2010, compared to 6 points for the fourth quarter of 2009.  Catastrophe losses added 23 points to the combined ratio for 2010, principally from 15 points of losses from the Chile earthquake that occurred in February 2010, compared to 7 points for 2009.  Favorable loss reserve development reduced the combined ratio by 14 points for the fourth quarter of 2010, compared to 4 points for the fourth quarter of 2009, while favorable loss reserve development reduced the combined ratio by 7 points for 2010, compared to 3 points for 2009.  The favorable loss reserve development for the 2010 periods is primarily related to recent underwriting years, as well as 6 points and 2 points of deferred gains on retroactive reinsurance recognized for the fourth quarter and full year of 2010 from a contract that incepted in 2000 and was fully collected in 2010.

Net written premiums were down 4% for the quarter and up 7% for the year.  The decrease for the quarter was primarily due to decreases in the property lines, somewhat offset by increases in the trade credit and accident & health lines.  For the year, lower property volume was more than offset by increased trade credit and accident & health business as well as effects of foreign currency translation.

Esurance

Esurance’s adjusted combined ratio for the fourth quarter of 2010 was 104% compared to 109% for the fourth quarter of last year, while the adjusted combined ratio was 103% for both 2010 and 2009. The loss and LAE ratio was 75% for the fourth quarter of 2010 compared to 79% for the fourth quarter of last year, while the loss and LAE ratio was 74% for both 2010 and 2009.  Esurance’s adjusted combined ratio benefited from prior year favorable loss reserve development of 2 points for both the fourth quarter and full year of 2010 compared to 1 point for the fourth quarter and full year of 2009.  The fourth quarter loss and LAE results also benefited from 4 points of favorable loss reserve development on current accident year reserves established for the first nine months of 2010.

Gary Tolman, CEO of Esurance, said, “The Esurance segment had a good fourth quarter and full year. We returned to growth mode driven by improved policyholder conversion and retention. The loss and LAE ratio performed well for the year, even with poor loss results in Florida.  Florida results are improving due to the rate increases taken in 2010. Answer Financial and Esurance continue to work together to build the best choice model for auto insurance consumers.”

Controlled premiums, which include policies sold by Answer Financial, were $282 million and $1.2 billion in the fourth quarter and full year of 2010 compared to $267 million and $1.1 billion in the fourth quarter and full year of 2009.  Gross premiums written by Esurance were $190 million for the fourth quarter of 2010 and $839 million for the year, a 5% and 7% increase from the comparable periods of 2009. As of December 31, 2010, the Esurance segment had 839,000 policies-in-force, including 328,000 policyholders at Answer Financial. The Esurance segment added approximately 65,000 policies-in-force during 2010, an increase of 8%.

In 2010, Esurance began reporting its expense and combined ratios on an adjusted basis, deducting referral fee revenues from acquisition expenses in order to better reflect this growing benefit, which is a by-product of its advertising expenditures.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment reported pre-tax income of $24 million in the fourth quarter of 2010 and a pre-tax loss of $100 million for the year compared to a pre-tax loss of $24 million in the fourth quarter of 2009 and $111 million last year.  The improvement in pre-tax results in the fourth quarter was mainly due to mark-to-market gains on the Symetra warrants, higher investment gains and improved results at WM Life Re.  The decrease in pre-tax loss in the year was primarily due to higher investment gains in 2010 and the absence of a $7 million loss from the weather-risk business in 2009, partially offset by an $11 million loss on the disposition of Delos in 2010.

The value of the Symetra warrants increased by $20 million in the fourth quarter of 2010 and decreased by $1 million in the year compared to a decrease of $4 million in the fourth quarter of 2009 and an increase of $11 million in the year.

WM Life Re reported $4 million of pre-tax income and $61 million of pre-tax loss in the fourth quarter and full year of 2010 compared to $3 million and $57 million of pre-tax loss in the fourth quarter and full year of 2009. The losses in the full year of 2010 were primarily the result of a reduction in the surrender assumptions used to calculate WM Life Re’s variable annuity guarantee liability.  The change in the surrender assumptions increased the liability by $48 million, which was recorded as a reduction of other revenues in the third quarter of 2010.  2009 included $22 million in losses from reductions in surrender assumptions.

Investment Activities

The GAAP total return on invested assets for the fourth quarter and full year of 2010 was 0.5% and 5.0%.  Currency translation did not impact the fourth quarter of 2010, while the full year of 2010 included 0.5% of currency gains. The GAAP total return for the fourth quarter and full year of 2009 was 0.9% and 9.4%, which included 0.3% of currency losses and 1.3% of currency gains, respectively.

Manning Rountree, President of White Mountains Advisors, said, “Our total investment portfolio was up 0.5% for the fourth quarter and 5.0% for the year, a fair absolute return.  Dollar weakening boosted returns by 0.5% for the year.  Given our short duration, we left money on the table in fixed income during the first nine months, but we outperformed our benchmark as rates rose in the fourth quarter.  Equities performed well in 2010.  Our separate account portfolios managed by Prospector Partners led the way, outperforming the S&P 500 by 400bps for the year. We like our positioning as we enter 2011.  Fixed income duration remains short at 2.4 years, and credit quality remains strong.  Roughly 14% of the portfolio is invested in equities, a number we expect to continue to increase opportunistically.”

Capital Management

White Mountains estimates that its undeployed capital grew from over $700 million at the end of 2009 to about $1.1 billion at December 31, 2010.  White Mountains has repurchased and retired 677,125 of its common shares for $222 million under its share repurchase program in 2010, including 140,324 shares for $45 million in the fourth quarter at an average share price of $319, which was approximately 72% of White Mountains’ December 31, 2010 adjusted book value per share.

David Foy, Executive Vice President and CFO, commented, “Our undeployed capital grew significantly in 2010 even though we repurchased over $220 million of White Mountains shares and repurchased or retired about $200 million of OneBeacon debt.  Given our shares continue to trade at a meaningful discount to adjusted book value, we expect to continue to repurchase shares in 2011.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before March 1, 2011 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders.  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 8.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers and aggregators.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
GAAP expense ratio	31%	31%	31%	30%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted expense ratio	29%	30%	29%	29%
GAAP combined ratio	106%	110%	105%	104%
Referral fees	(2)%	(1)%	(2)%	(1)%
Adjusted combined ratio	104%	109%	103%	103%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        change in adjusted book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                       incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                        the risks associated with Item 1A of White Mountains’ 2009 Annual Report on Form 10-K;

•                       claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                       changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        recorded loss reserves subsequently proving to have been inadequate;

•                       actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009
Assets

Fixed maturity investments	$6,379.9	$6,085.4	$6,101.2
Short-term investments	1,106.3	1,348.3	2,098.4
Common equity securities	710.0	636.0	458.5
Convertible fixed maturity investments	160.2	156.0	233.1
Other long-term investments	376.1	429.7	341.3

Total investments	8,732.5	8,655.4	9,232.5

Cash	434.8	401.2	366.0
Reinsurance recoverable on unpaid losses	2,377.1	2,621.4	2,790.9
Reinsurance recoverable on paid losses	64.4	31.9	35.0
Insurance and reinsurance premiums receivable	635.4	842.2	785.5
Funds held by ceding companies	118.7	120.4	123.1
Investments in unconsolidated affiliates	389.7	440.0	344.8
Deferred acquisition costs	210.8	241.7	303.8
Deferred tax asset	499.7	483.5	564.0
Ceded unearned insurance and reinsurance premiums	184.7	252.3	111.1
Value of acquired business in force - Answer Financial	25.4	27.6	35.8
Accounts receivable on unsettled investment sales	40.0	147.4	27.6
Other assets	820.9	728.9	723.1

Total assets	$14,534.1	$14,993.9	$15,443.2

Liabilities

Loss and loss adjustment expense reserves	$6,187.2	$6,415.9	$6,802.1
Unearned insurance and reinsurance premiums	1,140.3	1,361.6	1,498.5
Debt	818.8	818.7	1,050.7
Deferred tax liability	373.2	368.1	355.3
Ceded reinsurance payable	221.0	293.3	92.0
Funds held under reinsurance treaties	88.0	83.9	97.4
Accounts payable on unsettled investment purchases	22.4	110.0	9.1
Other liabilities	1,422.4	1,270.8	1,196.6

Total liabilities	10,273.3	10,722.3	11,101.7

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,359.0	1,379.1	1,445.0
Retained earnings	2,175.6	2,125.9	2,215.9
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized gains from investments in unconsolidated affiliates	—	.5	—
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio
net of applicable taxes	58.5	110.9	(9.0)
Net unrealized foreign currency translation gains and other	59.9	51.4	5.5

Total White Mountains’ common shareholders’ equity	3,653.0	3,667.8	3,657.4

Noncontrolling interests

Noncontrolling interest - OneBeacon Ltd.	295.0	292.6	351.0
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	62.8	61.2	83.1

Total noncontrolling interests	607.8	603.8	684.1

Total equity	4,260.8	4,271.6	4,341.5

Total liabilities and equity	$14,534.1	$14,993.9	$15,443.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009	September 30, 2009
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,653.0	$3,667.8	$3,657.4	$3,577.3
Benefits to be received from common share obligations under employee stock option plans (1)	—	—	.4	1.1
Book value per share numerator	3,653.0	3,667.8	3,657.8	3,578.4
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(58.5)	(110.9)	9.0	(5.9)
Adjusted book value per share numerator	$3,594.5	$3,556.9	$3,666.8	$3,572.5

Book value per share denominators (in thousands of shares):

Common shares outstanding	8,194.9	8,343.1	8,860.2	8,857.6
Common share obligations under employee stock option plans(1)	—	—	2.4	6.0
Book value per share denominator	8,194.9	8,343.1	8,862.6	8,863.6
Unearned restricted common shares	(36.5)	(47.7)	(59.1)	(68.0)
Adjusted book value per share denominator	8,158.4	8,295.4	8,803.5	8,795.6

Book value per share	$445.76	$439.62	$412.73	$403.72
Adjusted book value per share	$440.59	$428.79	$416.52	$406.17

(1) Assumes conversion of in-the-money stock options.

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Earned insurance and reinsurance premiums	$705.9	$888.7	$3,162.4	$3,600.4
Net investment income	55.7	67.9	228.5	272.4
Net realized and unrealized investment (losses) gains	(25.8)	37.1	95.9	384.6
Other revenue	60.7	61.1	84.3	169.1
Total revenues	796.5	1,054.8	3,571.1	4,426.5
Expenses:
Loss and loss adjustment expenses	384.1	502.9	2,068.0	2,119.1
Insurance and reinsurance acquisition expenses	157.7	180.3	670.8	717.3
Other underwriting expenses	108.0	138.5	420.8	505.3
General and administrative expenses	42.9	55.8	182.9	220.3
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and lae reserves	4.8	7.3	20.8	29.7
Interest expense on debt	13.1	16.5	57.3	70.8
Total expenses	710.6	901.3	3,420.6	3,662.5
Pre-tax income	85.9	153.5	150.5	764.0
Income tax expense	(4.7)	(34.0)	(20.9)	(208.8)
Income before equity in earnings of unconsolidated affiliates	81.2	119.5	129.6	555.2
Equity in earnings of unconsolidated affiliates	8.3	6.5	9.9	24.3
Net income	89.5	126.0	139.5	579.5
Net income attributable to noncontrolling interests	(16.6)	(26.2)	(53.0)	(109.5)
Net income attributable to White Mountains’ common shareholders	72.9	99.8	86.5	470.0
Comprehensive income, net of tax:
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(52.9)	(14.6)	73.5	192.4
Change in foreign currency translation and other	10.2	(6.7)	56.1	92.1
Comprehensive income	30.2	78.5	216.1	754.5
Comprehensive income attributable to noncontrolling interests	(1.7)	(2.8)	(1.7)	(3.7)
Comprehensive income attributable to White Mountains’ common shareholders	28.5	75.7	214.4	750.8
Change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio	52.4	14.9	(73.5)	(191.3)
Adjusted comprehensive income	$80.9	$90.6	$140.9	$559.5

Basic earnings per common share	$8.83	$11.26	$10.12	$53.11

Diluted earnings per common share	$8.83	$11.26	$10.12	$53.10

Dividends declared and paid per common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$288.3	$209.7	$207.9	$—	$705.9
Net investment income	21.7	23.6	5.8	4.6	55.7
Net realized and unrealized investment gains (losses)	(5.0)	(25.3)	(1.9)	6.4	(25.8)
Other revenue - foreign currency translation loss	—	(.3)	—	—	(.3)
Other revenue - referral fee revenue	—	—	3.6	—	3.6
Other revenue - Tuckerman Fund I	—	—	—	4.9	4.9
Other revenue - Symetra warrants	—	—	—	20.2	20.2
Other revenue	7.7	(.2)	12.6	12.2	32.3

Total revenues	312.7	207.5	228.0	48.3	796.5

Expenses:
Loss and loss adjustment expenses	154.7	74.4	155.0	—	384.1
Insurance and reinsurance acquisition expenses	65.5	44.9	47.3	—	157.7
Other underwriting expenses	60.0	30.5	17.5	—	108.0
General and administrative expenses - Tuckerman Fund I	—	—	—	4.4	4.4
General and administrative expenses	3.6	6.2	9.5	19.2	38.5
Amortization of Answer Financial purchase accounting adjustments	—	—	2.6	—	2.6
Accretion of fair value adjustment to loss and lae reserves	—	2.2	—	—	2.2
Interest expense on debt	6.2	6.5	—	.4	13.1

Total expenses	290.0	164.7	231.9	24.0	710.6

Pre-tax income (loss)	$22.7	$42.8	$(3.9)	$24.3	$85.9

For the Three Months Ended December 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$488.7	$207.3	$192.7	$—	$888.7
Net investment income	33.1	24.9	6.4	3.5	67.9
Net realized and unrealized investment gains (losses)	9.5	29.1	(1.0)	(.5)	37.1
Other revenue - foreign currency translation gain	—	12.3	—	—	12.3
Other revenue - referral fee revenue	—	—	2.2	—	2.2
Other revenue - Tuckerman Fund I and II	—	9.0	—	5.0	14.0
Other revenue - Symetra warrants	—	—	—	(3.6)	(3.6)
Other revenue	23.3	.4	13.0	(.5)	36.2

Total revenues	554.6	283.0	213.3	3.9	1,054.8

Expenses:
Loss and loss adjustment expenses	260.0	90.9	152.0	—	502.9
Insurance and reinsurance acquisition expenses	102.3	39.4	38.6	—	180.3
Other underwriting expenses	93.6	23.9	21.0	—	138.5
General and administrative expenses - Tuckerman Fund I and II	—	9.4	—	4.5	13.9
General and administrative expenses	3.7	6.2	8.5	23.5	41.9
Amortization of Answer Financial purchase accounting adjustment	—	—	3.7	—	3.7
Accretion of fair value adjustment to loss and lae reserves	1.3	2.3	—	—	3.6
Interest expense on debt	9.6	6.6	—	.3	16.5

Total expenses	470.5	178.7	223.8	28.3	901.3

Pre-tax income (loss)	$84.1	$104.3	$(10.5)	$(24.4)	$153.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Year Ended December 31, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,487.7	$847.9	$826.8	$—	$3,162.4
Net investment income	96.6	90.5	25.6	15.8	228.5
Net realized and unrealized investment gains (losses)	74.6	(10.9)	14.4	17.8	95.9
Other revenue - foreign currency translation gain	—	22.6	—	—	22.6
Other revenue - referral fee revenue	—	—	15.1	—	15.1
Other revenue - Tuckerman Fund I	—	—	—	23.3	23.3
Other revenue - Symetra warrants	—	—	—	(1.4)	(1.4)
Other revenue	9.6	13.3	45.8	(44.0)	24.7

Total revenues	1,668.5	963.4	927.7	11.5	3,571.1

Expenses:
Loss and loss adjustment expenses	930.2	531.0	606.8	—	2,068.0
Insurance and reinsurance acquisition expenses	320.7	167.5	182.6	—	670.8
Other underwriting expenses	246.5	99.8	74.5	—	420.8
General and administrative expenses - Tuckerman Fund I	—	—	—	20.6	20.6
General and administrative expenses	13.0	23.1	36.0	90.2	162.3
Amortization of Answer Financial purchase accounting adjustments	—	—	12.3	—	12.3
Accretion of fair value adjustment to loss and lae reserves	—	8.5	—	—	8.5
Interest expense on debt	29.6	26.6	—	1.1	57.3

Total expenses	1,540.0	856.5	912.2	111.9	3,420.6

Pre-tax income (loss)	$128.5	$106.9	$15.5	$(100.4)	$150.5

For the Year Ended December 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,959.5	$858.8	$782.1	$—	$3,600.4
Net investment income	125.5	107.7	24.9	14.3	272.4
Net realized and unrealized investment gains	248.6	101.8	33.7	.5	384.6
Other revenue - foreign currency translation gain	—	66.9	—	—	66.9
Other revenue - referral fee revenue	—	—	8.1	—	8.1
Other revenue - Tuckerman Fund I and II	—	38.9	—	23.4	62.3
Other revenue - Symetra warrants	—	—	—	11.2	11.2
Other revenue	23.1	.7	47.1	(50.3)	20.6

Total revenues	2,356.7	1,174.8	895.9	(.9)	4,426.5

Expenses:
Loss and loss adjustment expenses	1,121.9	418.8	578.4	—	2,119.1
Insurance and reinsurance acquisition expenses	389.7	170.9	156.7	—	717.3
Other underwriting expenses	330.0	98.1	77.2	—	505.3
General and administrative expenses - Tuckerman Fund I and II	—	37.7	—	21.1	58.8
General and administrative expenses	13.1	29.9	34.7	83.8	161.5
Amortization of Answer Financial purchase accounting adjustment	—	—	17.5	—	17.5
Accretion of fair value adjustment to loss and lae reserves	5.4	6.8	—	—	12.2
Interest expense on debt	39.7	26.3	—	4.8	70.8

Total expenses	1,899.8	788.5	864.5	109.7	3,662.5

Pre-tax income (loss)	$456.9	$386.3	$31.4	$(110.6)	$764.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
		Other			Other
	Specialty	Ins Ops	Total	Specialty	Ins Ops	Total
OneBeacon
GAAP Ratios
Loss and LAE	52%	66%	54%	45%	62%	53%
Expense	41%	59%	43%	41%	39%	40%
Combined	93%	125%	97%	86%	101%	93%

Net written premiums	$216.4	$16.8	$233.2	$222.2	$213.3	$435.5
Earned premiums	$252.5	$35.8	$288.3	$244.0	$244.7	$488.7

	Year Ended December 31, 2010			Year Ended December 31, 2009
		Other			Other
	Specialty	Ins Ops	Total	Specialty	Ins Ops	Total
GAAP Ratios
Loss and LAE	55%	77%	63%	44%	69%	57%
Expense	39%	37%	38%	39%	35%	37%
Combined	94%	114%	101%	83%	104%	94%

Net written premiums	$988.0	$248.3	$1,236.3	$946.2	$960.5	$1,906.7
Earned premiums	$979.2	$508.5	$1,487.7	$917.9	$1,041.6	$1,959.5

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
White Mountains Re
GAAP Ratios
Loss and LAE	35%	44%	63%	49%
Expense	36%	30%	31%	31%
Combined	71%	74%	94%	80%

Gross written premiums	$161.4	$160.9	$1,079.1	$996.5
Net written premiums	$129.6	$134.5	$865.8	$806.8
Earned premiums	$209.7	$207.3	$847.8	$858.8

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Esurance
Adjusted Ratios (1)
Loss and LAE	75%	79%	74%	74%
Expense	29%	30%	29%	29%
Combined	104%	109%	103%	103%

Gross written premiums	$190.3	$180.9	$838.7	$781.2
Net written premiums	$189.7	$180.0	$835.6	$778.5
Earned premiums	$207.9	$192.7	$826.8	$782.1

(1) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

(end)